FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2003

VITAL LIVING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-33211	88-0485596
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5080 North 40th Street, Suite #105 Phoenix, Arizona
(Address of principal executive offices) (Zip Code)

(602) 952-9909
(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     Vital Living Inc. (OTCBB: VTLV) (the “Company”) has entered into a definitive agreement (a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K) to acquire, through a new wholly owned corporation Nature’s Systems, Inc. (“NSI”) in a stock for assets transaction (the “Acquisition”) certain assets of privately-held Christopher’s Original Formulas, Inc., an innovative nutraceutical company selling to health conscious consumers and practitioners nationwide, for 2,600,000 shares of restricted Vital Living common stock, with no registration rights. NSI will continue to market the entire line of Dr. Christopher products, which are sold at retail locations throughout the United States and are comprised of naturally occurring, primarily certified organic, substances.

     The closing of the Acquisition, is subject to various conditions including Company board approval; reaching satisfactory employment and/or consulting agreements between the Company and certain officers of COF and the Company, and (iii) the completion of due diligence by COF and the Company, respectively.

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired.

(4) Financial statements of Christopher’s Original Formulas, Inc. will be filed by amendment to this Form 8-K not later than sixty (60) days from the filing of this report

(b)	Pro forma financial information

(2) Pro forma financial information regarding the acquisition will be filed by amendment to this Form 8-K not later than sixty (60) days from the filing of this report.

(c)	Exhibits.

The Company agrees to furnish supplementally a copy of any omitted schedules to the exhibits listed above to the Securities and Exchange Commission upon request.

Item 7.	Exhibits

2.1.	Asset Purchase Agreement, dated as of June 25, 2003 by and among Vital Living, Inc. (“VL”), Nature’s System’s, Inc., a Nevada corporation and wholly owned subsidiary of VL , Christopher’s Original Formula, Inc., a Nevada corporation and Robert C. Scott and James R. Jeppson.

99.1	Press Release Announcing execution of agreement to acquire COF

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL LIVING, INC.

	By	/s/ Stuart Benson

Stuart Benson, Vice-Chairman and Executive Vice-President, Treasurer and Secretary
Date:July 1, 2002